NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        karen.howard@cmworks.com
                                                        ------------------------



          COLUMBUS MCKINNON REPORTS CONTINUED REVENUE GAINS AND STRONG
            EARNINGS GROWTH ALONG WITH DEBT REDUCTION IN FISCAL 2008
                                 SECOND QUARTER

     o STRONG CMCO EUROPE PERFORMANCE AND SOLID DOMESTIC DEMAND DRIVES PRODUCTS SEGMENT SECOND QUARTER SALES UP 8.7%

     o DILUTED EPS OF $0.49; PRO FORMA DILUTED EPS OF $0.54, EXCLUDING DEBT REFINANCING COSTS, UP 22.7% COMPARED TO YEAR-AGO QUARTER

     o OPERATING MARGIN ADVANCES 140 BASIS POINTS TO 12.6% IN QUARTER, GENERATING 42% OPERATING LEVERAGE

     o DEBT, NET OF CASH, REDUCED 10.8% IN QUARTER TO $100.7 MILLION, 27.3% OF TOTAL CAPITALIZATION

     o    CASH  GENERATED  FROM  OPERATIONS  GROWS 60% TO $23.9 MILLION IN FIRST
          HALF

AMHERST, N.Y., October 23, 2007 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2008 second quarter that ended on September 30, 2007. Operating margin improved 140 basis points to 12.6% on a 5.0% increase in net sales to $151.4 million. The Company's Products segment, which represents 92.7% of total revenue, increased sales by 8.7% to $140.3 million, more than offsetting the managed hold-back of sales in the much smaller Solutions segment which declined 26.9% to $11.1 million. Net income was $9.5 million for the fiscal 2008 second quarter, a 13.7% increase from fiscal 2007 second quarter net income of $8.3 million. On a per diluted share basis, second quarter fiscal 2008 net income was $0.49, 11.4% higher than $0.44 in the same period last year.

Timothy T. Tevens, President and Chief Executive Officer, commented, "Strong performance from CMCO Europe along with solid growth in domestic hoist, crane and chain sales continues to drive our growth in fiscal 2008. We are generating significant levels of cash from operations, enabling continued debt reduction which, along with sales growth and favorable operating leverage, is further enhancing Columbus McKinnon's profitability. During the quarter, we redeemed the remaining $22.1 million of our 10% 2010 notes which will reduce our annual interest expense going forward by about $2.2 million, with a favorable net effect on future earnings of seven cents per diluted share. Excluding the impact of refinancing costs from this redemption, pro forma net income per share of $0.54 in this quarter reflects a 22.7% increase over last year's second quarter net income per diluted share. The combination of continued improvements in sales, operating profitability and financial condition all contributed to recent upgrades in CMCO's debt ratings from Standard & Poor's and Moody's."

Mr. Tevens added, "We are also encouraged to see further improved results from the restructuring of our Univeyor business within the Solutions segment. Gross margins measurably improved over the prior year on much lower revenue, as we continued to focus on more profitable products. Notably, the increased backlog in this segment at quarter end is of higher margin product and systems business. Additionally, we are seeing favorable market interest in our latest proprietary product, the EmptiCon, a highly innovative product that empties ocean-going shipping containers faster and with fewer workers than conventional methods."

During the fiscal 2008 second quarter, the Company recorded net after-tax charges of $0.9 million, or $0.05 per diluted share, in financing costs associated with the redemption of all remaining outstanding 10% Senior Secured Notes Due 2010. Excluding the effect of these refinancing charges, fiscal 2008 second quarter pro forma net income per diluted share was $0.54, a 22.7% increase from fiscal 2007.


          FY 2008/2007 Q2 RECONCILIATION OF GAAP NET INCOME TO NON-GAAP
                              PRO FORMA NET INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

------------------------------------------------------ ------------------------------------- ------------------------
                                                                    FY 2008 Q2                     FY 2007 Q2
------------------------------------------------------ ------------------------------------- ------------------------
GAAP net income                                                     $9,453    +13.7%                   $8,314
------------------------------------------------------ ------------------------------------- ------------------------
Financing costs - 2010 Notes repurchase                              1,443                                 --
------------------------------------------------------ ------------------------------------- ------------------------
Income tax expense on Notes repurchase                                (505)                                --
------------------------------------------------------ ------------------------------------- ------------------------
Non-GAAP pro forma net income                                      $10,391    +25.0%                   $8,314
------------------------------------------------------ ------------------------------------- ------------------------
GAAP net income per diluted share*                                   $0.49    +11.4%                    $0.44
------------------------------------------------------ ------------------------------------- ------------------------
Non-GAAP pro forma net income per diluted share*                     $0.54    +22.7%                    $0.44
------------------------------------------------------ ------------------------------------- ------------------------

*    SHARES IN  THOUSANDS  USED IN Q2 PER DILUTED  SHARE  CALCULATIONS  -- FY08:
     19,143; FY07: 18,873


SECOND QUARTER FISCAL 2008 REVIEW
---------------------------------

Gross margin improved 330 basis points to 30.4% compared with 27.1% in the second quarter of fiscal 2007, resulting in an 18.0% increase in gross profit on the 5.0% increase in sales. Operating income of $19.1 million for the fiscal 2008 second quarter was up from $16.1 million for the fiscal 2007 second quarter, generating 42% operating leverage on the incremental sales. These results exceed our sustainable operating leverage target of 20%-30%. As a percent of sales, operating income produced a 12.6% margin in the fiscal 2008 second quarter, up 140 basis points from 11.2% in the same period last year. Both the Products segment's volume growth and Solutions segment's restructuring results contributed to the improvement. Operating income was also affected by strategic investment in marketing and selling expenses which increased $2.5 million, or 17.2%, reflecting activities to accelerate the Company's international expansion and increase sales in targeted high growth U.S. markets, as well as $0.6 million for foreign currency exchange. General and administrative expense increases included investments to support our global expansion as well as $0.4 million for foreign currency exchange. Also offsetting operating income in the fiscal 2008 quarter were restructuring charges of $0.5 million, primarily related to demolition of an obsolete, unused facility within our Solutions segment.

Mr. Tevens commented, "We are investing in our marketing and sales capabilities to capitalize on our product breadth, brand strength and go-to-market logistics to capture greater market share in Europe, Asia and Latin America, while extending our penetration of growing domestic markets such as commercial construction and energy-related industries."

Reduced debt resulted in a $0.5 million, or 13.1%, decrease in interest and debt expense for the second quarter of fiscal 2008 compared with the prior year's quarter and reflects the Company's efforts to strengthen its capital structure by eliminating or efficiently refinancing higher cost debt.

Debt, net of cash, at September 30, 2007, was $100.7 million, or 27.3% of total capitalization, a $12.1 million reduction from $112.8 million, or 30.8% of total capitalization, at the end of the fiscal 2008 first quarter and a reduction of $51.2 million from $151.9 million, or 40.4% of total capitalization, a year ago. At the end of the fiscal 2008 second quarter, gross debt was $154.3 million, or 36.6% of total capitalization, a $20.4 million decrease from $174.7 million, or 40.8% of total capitalization at the end of the fiscal 2008 first quarter and a reduction of $21.8 million from $176.1 million, or 44.0% of total capitalization a year ago. The Company's availability on its line of credit with its bank group at September 30, 2007 was $63.4 million. On August 1, 2007, the Company redeemed the remaining $22.1 million of its outstanding 10% Senior Secured Notes Due 2010, using available cash on hand. The Notes were redeemed at a price of 105% of the principal amount thereof, plus accrued interest. Also, during the quarter Standard & Poor's upgraded the Company's overall debt rating to BB- from B+ and Moody's changed the Company's outlook to positive from stable.

The Company continues to realize the cash flow benefits of its U.S. net operating loss (NOL) carryforward, of which $16.8 million, representing approximately $5.9 million of cash tax savings, remained available as of September 30, 2007.

Capital expenditures for the second quarter of fiscal 2008 were $2.4 million, consistent with the same period in fiscal 2007. Capital spending is focused on new product development, the purchase of productivity-enhancing equipment and capital maintenance items at various manufacturing facilities. The Company anticipates capital spending to be approximately $11 to $12 million in fiscal 2008.

PRODUCTS SEGMENT
----------------

Products segment net sales for the second quarter of fiscal 2008 increased 8.7% compared with last year's second quarter and represented 92.7% of consolidated net sales. The fluctuation compared with last year's quarter is summarized as follows, in millions:

     Increased volume                      $     8.9            6.9%

     Improved pricing                            2.5            1.9%

     Foreign currency translation                2.3            1.8%

     Divested business *                        (2.4)          (1.9%)
                                           ----------          ------

     Total                                 $    11.3            8.7%
                                           ==========          ======

     * Divested business is Larco Industrial Services, Ltd.; sale announced March 5, 2007

Products segment sales growth included significant contributions from CMCO Europe operations as well as solid demand from the domestic hoist, crane and chain businesses. Gross margin for the segment improved 210 basis points to 31.5% compared with last year's second quarter margin of 29.4%. Income from operations, as a percent of sales, was 14.0% for this period, up from 13.2% in the fiscal 2007 second quarter.

Backlog stood at $58.4 million at the end of the quarter compared with backlog of $63.0 million and $53.2 million at the end of the fiscal 2008 first quarter and fiscal 2007 fourth quarter, respectively. The time to convert the majority of Products segment backlog to sales averages from one day to a few weeks, and backlog for this segment normally represents four to five weeks of shipments, with backlog at September 30 representing approximately five weeks of shipments, primarily driven by longer lead-time orders for more capital-type equipment such as cranes.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $11.1 million in the fiscal 2008 second quarter, down 26.9%, from sales of $15.2 million in the same period last year. Importantly, Solutions segment gross profit improved 61.1%, an 890 basis point improvement as a percent of sales, on significantly lower revenue reflecting the intentional hold-back of sales to support this segment's transition to a more "standard" product-oriented offering from its historic engineered-to-order projects model. Gross margin improved to 16.3% compared with 7.4% last year. Restructuring charges of $0.5 million for facility demolition costs unrelated to Univeyor, contributed to the loss from operations of $0.5 million during the current period compared with a loss from operations of $0.9 million during the second quarter of fiscal 2007.

Backlog for the Solutions segment at September 30, 2007 was $15.7 million, an increase from backlog of $8.4 million and $9.6 million at the end of the fiscal 2008 first quarter and fiscal 2007 fourth quarter, respectively. For this segment, the average cycle time for backlog to convert to sales generally ranges from one to six months.

"Our efforts to restructure Univeyor, the largest contributor to Solutions segment sales, into a product-focused and service-based business are continuing to pay off. Gross margin and backlog have improved measurably. There has also been increased interest in EmptiCon, Univeyor's primary new proprietary product. We will continue to monitor the Univeyor business and anticipate completing our assessment of our future plans for it by calendar year end. We expect to disclose these plans shortly thereafter," Mr. Tevens stated.


FIRST HALF FISCAL 2008 REVIEW
-----------------------------

Net sales for the first half of fiscal 2008 were $299.5 million, up 3.0%, or $8.6 million compared with the first half of fiscal 2007. Gross profit of $89.9 million was 10.6% higher for this fiscal year's first six months resulting in a 210 basis point improvement in gross profit margin to 30.0%. Selling, general and administrative (SG&A) expenses combined were $51.7 million in the fiscal 2008 first half compared with $47.7 million in the prior fiscal year. As a percent of sales, SG&A was 17.3% and 16.4% for the fiscal 2008 and 2007 half-year periods, respectively. As previously noted, the increase was primarily due to investments made to support our strategic growth initiatives. Operating margin for the first half of fiscal 2008 was 12.5% compared with 11.6% for the first half of fiscal 2007, representing 41% operating leverage. Interest expense in the first half of fiscal 2008 was down $0.9 million, or 10.2%, to $7.8 million reflecting the $22 million year-over-year reduction in average debt outstanding.

Net income was $19.0 million for the first half of fiscal 2008 compared with the first half of fiscal 2007 net income of $13.9 million. On a per diluted share basis, first half fiscal 2008 net income was $0.99 compared with $0.73 in the same period last year. As noted above, during the fiscal 2008 first half, the Company recorded net after-tax charges of $0.9 million, or $0.05 per diluted share, in financing costs. Similarly, during the fiscal 2007 first half, the Company recorded net after-tax charges of $3.0 million, or $0.16 per diluted share, in financing costs. Excluding the effect of these refinancing charges, fiscal 2008 first half pro forma net income per diluted share was $1.04, a 16.9% increase from fiscal 2007 pro forma net income per diluted share of $0.89.


         FY 2008/2007 YTD RECONCILIATION OF GAAP NET INCOME TO NON-GAAP
                              PRO FORMA NET INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

------------------------------------------------------ ------------------------------------- ------------------------
                                                                   FY 2008 YTD                     FY 2007 YTD
------------------------------------------------------ ------------------------------------- ------------------------
GAAP net income                                                    $18,973    +36.6%                  $13,886
------------------------------------------------------ ------------------------------------- ------------------------
Financing costs - 2010 Notes repurchase                              1,443                              4,583
------------------------------------------------------ ------------------------------------- ------------------------
Income tax expense on Notes repurchase                                (505)                            (1,604)
------------------------------------------------------ ------------------------------------- ------------------------
Non-GAAP pro forma net income                                      $19,911    +18.1%                  $16,865
------------------------------------------------------ ------------------------------------- ------------------------
GAAP net income per diluted share*                                   $0.99    +35.6%                    $0.73
------------------------------------------------------ ------------------------------------- ------------------------
Non-GAAP pro forma net income per diluted share*                     $1.04    +16.9%                    $0.89
------------------------------------------------------ ------------------------------------- ------------------------

*    SHARES IN THOUSANDS  USED IN YTD PER DILUTED  SHARE  CALCULATIONS  -- FY08:
     19,115; FY07: 18,917


Net cash provided by operations was $23.9 million for the fiscal 2008 first half, a 59.6% increase from $15.0 million in the fiscal 2007 first half when higher working capital requirements affected cash generation. Working capital requirements, particularly inventories, continued to utilize cash during fiscal 2008.


SUMMARY
-------

Mr. Tevens concluded, "Our continued improvement in performance is evident by improved profitability and strong cash flows for fiscal 2008, enabling us to reduce net debt by nearly $23 million thus far this fiscal year. Our debt reduction activities are moving closer to our goal of 30% long-term gross debt to total capitalization. This capital structure positions us to make bolt-on acquisitions as the right opportunities arise, which will complement our growth while staying well within our leverage goals. Overall, market conditions remain favorable in most of the industrial markets we serve, particularly in the global regions where our expansion efforts are focused. Products segment bookings for the second quarter were up in the high-single digits range over last year's second quarter. We are on track for another year of continued revenue and earnings growth and, given investments we are making in domestic and international markets, we expect this trend to continue."

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.
-----------------------


TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for October 23, 2007 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until October 30, 2007 by dialing 1-866-469-7805. Alternatively, you may access an archive of the call until January 23, 2008 on Columbus McKinnon's web site at: http://www.cmworks.com/invrel/presentation.asp.
         ----------------------------------------------

SAFE HARBOR STATEMENT
---------------------
THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


TABLES FOLLOW.



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                     THREE MONTHS ENDED
                                                                     ------------------
                                                        SEPTEMBER 30, 2007        OCTOBER 1, 2006           CHANGE
                                                        ------------------        ---------------           ------

NET SALES                                               $          151,410        $       144,225              5.0%
Cost of products sold                                              105,372                105,208              0.2%
                                                     -------------------------------------------------
Gross profit                                                        46,038                 39,017             18.0%
   Gross profit margin                                                30.4 %                 27.1 %
Selling expense                                                     17,269                 14,739             17.2%
General and administrative expense                                   9,127                  8,540              6.9%
Restructuring charges                                                  469                   (410)          -214.4%
Amortization                                                            25                     44            -43.2%
                                                     -------------------------------------------------
INCOME FROM OPERATIONS                                              19,148                 16,104             18.9%
                                                     -------------------------------------------------
Interest and debt expense                                            3,627                  4,176            -13.1%
Cost of bond redemptions                                             1,443                      -           #DIV/0!
Investment income                                                     (257)                  (312)           -17.6%
Other income                                                          (523)                  (754)           -30.6%
                                                     -------------------------------------------------
Income from continuing operations before income
tax expense                                                         14,858                 12,994             14.3%
Income tax expense                                                   5,544                  4,898             13.2%
                                                     -------------------------------------------------
Income from continuing operations                                    9,314                  8,096             15.0%
Income from discontinued operations                                    139                    218            -36.2%
                                                     -------------------------------------------------
NET INCOME                                              $            9,453        $         8,314             13.7%
                                                     =================================================

Average basic shares outstanding                                    18,716                 18,500              1.2%
Basic income per share:
   Continuing operations                                $             0.50        $          0.44             13.6%
   Discontinued operations                                            0.01                   0.01
                                                     -------------------------------------------------
   Net income                                           $             0.51        $          0.45             13.3%
                                                     =================================================

Average diluted shares outstanding                                  19,143                 18,873              1.4%
Diluted income per share:
   Continuing operations                                $             0.48        $          0.43             11.6%
   Discontinued operations                                            0.01                   0.01
                                                     -------------------------------------------------
   Net income                                           $             0.49        $          0.44             11.4%
                                                     =================================================



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                      SIX MONTHS ENDED
                                                                      ----------------
                                                        SEPTEMBER 30, 2007        OCTOBER 1, 2006           CHANGE
                                                        ------------------        ---------------           ------

NET SALES                                               $          299,520        $       290,919              3.0%
Cost of products sold                                              209,594                209,619              0.0%
                                                     -------------------------------------------------
Gross profit                                                        89,926                 81,300             10.6%
   Gross profit margin                                                30.0 %                 27.9 %
Selling expense                                                     33,390                 30,106             10.9%
General and administrative expense                                  18,323                 17,629              3.9%
Restructuring charges                                                  745                   (406)          -283.5%
Amortization                                                            53                     87            -39.1%
                                                     -------------------------------------------------
INCOME FROM OPERATIONS                                              37,415                 33,884             10.4%
                                                     -------------------------------------------------
Interest and debt expense                                                                                    -10.2%
                                                                     7,805                  8,688
Cost of bond redemptions                                             1,443                  4,583            -68.5%
Investment income                                                     (551)                  (786)           -29.9%
Other income                                                        (1,477)                (1,293)            14.2%
                                                     -------------------------------------------------
Income from continuing operations before income
tax expense                                                         30,195                 22,692             33.1%
Income tax expense                                                  11,500                  9,163             25.5%
                                                     -------------------------------------------------
Income from continuing operations                                   18,695                 13,529             38.2%
Income from discontinued operations                                    278                    357            -22.1%
                                                     -------------------------------------------------
NET INCOME                                              $           18,973        $        13,886             36.6%
                                                     =================================================

Average basic shares outstanding                                    18,677                 18,465              1.1%
Basic income per share:
   Continuing operations                                $             1.00        $          0.73             37.0%
   Discontinued operations                                            0.02                   0.02
                                                     -------------------------------------------------
   Net income                                           $             1.02        $          0.75             36.0%
                                                     =================================================

Average diluted shares outstanding                                  19,115                 18,917              1.0%
Diluted income per share:
   Continuing operations                                $             0.97        $          0.71             36.6%
   Discontinued operations                                            0.02                   0.02
                                                     -------------------------------------------------
   Net income                                           $             0.99        $          0.73             35.6%
                                                     =================================================


                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                            SEPTEMBER 30, 2007   MARCH 31, 2007
                                            ------------------   --------------
ASSETS
Current assets:
   Cash and cash equivalents                  $      53,628       $      48,655
   Trade accounts receivable                         96,740              97,269
   Unbilled revenues                                 11,716              15,050
   Inventories                                       90,813              77,179
   Prepaid expenses                                  16,896              18,029
                                             -----------------------------------
     Total current assets                           269,793             256,182
                                             -----------------------------------

Net property, plant, and equipment                   56,266              55,231
Goodwill and other intangibles, net                 186,501             185,903
Marketable securities                                29,738              28,920
Deferred taxes on income                             24,855              34,460
Other assets                                          6,730               4,942
                                             -----------------------------------
TOTAL ASSETS                                  $     573,883       $     565,638
                                             ===================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                     $      10,308       $       9,598
   Trade accounts payable                            34,326              35,896
   Accrued liabilities                               54,720              52,344
   Restructuring reserve                                 19                 599
   Current portion of long-term debt                    493                 297
                                             -----------------------------------
Total current liabilities                            99,866              98,734
                                             -----------------------------------

Senior debt, less current portion                     7,485              26,168
Subordinated debt                                   136,000             136,000
Other non-current liabilities                        62,979              63,411
                                             -----------------------------------
Total liabilities                                   306,330             324,313
                                             -----------------------------------

Shareholders' equity:
   Common stock                                         189                 188
   Additional paid-in capital                       176,374             174,654
   Retained earnings                                104,024              85,237
   ESOP debt guarantee                               (3,134)             (3,417)
   Accumulated other comprehensive loss              (9,900)            (15,337)
                                             -----------------------------------
Total shareholders' equity                          267,553             241,325
                                             -----------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $     573,883       $     565,638
                                             ===================================


                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                                   SIX MONTHS ENDED
                                                                                   ----------------
                                                                      SEPTEMBER 30, 2007      October 1, 2006
                                                                      ------------------      ---------------
OPERATING ACTIVITIES:
Income from continuing operations                                        $     18,695           $    13,529
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
   Depreciation and amortization                                                4,304                 4,208
   Deferred income taxes                                                        9,605                 8,710
   Gain on sale of investments/real estate                                       (333)               (1,170)
   Loss on early retirement of bonds                                            1,106                 3,780
   Stock option expense                                                           395                   866
   Amortization/write-off of deferred financing costs                             643                 1,148
   Changes in operating assets and liabilities:
      Trade accounts receivable                                                   169                 2,278
      Unbilled revenues and excess billings                                     4,065                (4,212)
      Inventories                                                             (12,769)              (10,532)
      Prepaid expenses                                                          1,189                (2,521)
      Other assets                                                               (981)                 (258)
      Trade accounts payable                                                   (1,998)                1,102
      Accrued and non-current liabilities                                        (206)               (1,967)
                                                                   ----------------------------------------------
Net cash provided by operating activities                                      23,884                14,961
                                                                   ----------------------------------------------

INVESTING ACTIVITIES:
Sale of marketable securities, net                                               (711)                  777
Capital expenditures                                                           (4,979)               (4,336)
Proceeds from sale of property                                                  5,454                 2,051
Proceeds from discontinued operations note receivable                             278                   357
                                                                   ----------------------------------------------
Net cash used by investing activities                                              42                (1,151)
                                                                   ----------------------------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                                           1,061                 2,051
Net borrowings under revolving line-of-credit agreements                           74                 1,571
Repayment of debt                                                             (23,397)              (39,325)
Deferred financing costs incurred                                                  (2)                 (395)
Other                                                                             283                   291
                                                                   ----------------------------------------------
Net cash used by financing activities                                         (21,981)              (35,807)
                                                                   ----------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                         3,028                   576
                                                                   ----------------------------------------------
Net change in cash and cash equivalents                                         4,973               (21,421)
Cash and cash equivalents at beginning of year                                 48,655                45,598
                                                                   ----------------------------------------------
Cash and cash equivalents at end of period                               $     53,628           $    24,177
                                                                   ==============================================



                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA

(IN THOUSANDS, EXCEPT PERCENTAGE DATA)
                                    QUARTER ENDED        QUARTER ENDED
                                  SEPTEMBER 30, 2007    OCTOBER 1, 2006      % CHANGE
                                  ------------------    ---------------    ------------

PRODUCTS
Net sales                            $  140,312           $  129,037            8.7%
Gross profit                             44,232               37,896           16.7%
   MARGIN                                  31.5  %              29.4  %
Income from operations                   19,608               17,039           15.1%
   MARGIN                                  14.0  %              13.2  %

SOLUTIONS
Net sales                            $   11,098           $   15,188          -26.9%
Gross profit                              1,806                1,121           61.1%
   MARGIN                                  16.3  %               7.4  %
Income from operations                     (460)                (935)         -50.8%
   MARGIN                                  (4.1) %              (6.2) %

CONSOLIDATED
Net sales                            $  151,410           $  144,225            5.0%
Gross profit                             46,038               39,017           18.0%
   MARGIN                                  30.4  %              27.1  %
Income from operations                   19,148               16,104           18.9%
   MARGIN                                  12.6  %              11.2  %


                                   SIX MONTHS ENDED    SIX MONTHS ENDED
                                  SEPTEMBER 30, 2007    OCTOBER 1, 2006      % CHANGE
                                  ------------------    ---------------    -------------

PRODUCTS
Net sales                            $  277,078           $  257,176            7.7%
Gross profit                             86,331               77,313           11.7%
   MARGIN                                  31.2  %              30.1  %
Income from operations                   38,479               33,848           13.7%
   MARGIN                                  13.9  %              13.2  %

SOLUTIONS
Net sales                            $   22,442          $    33,743          -33.5%
Gross profit                              3,595                3,987           -9.8%
   MARGIN                                  16.0  %              11.8  %
Income from operations                   (1,064)                  36        -3055.6%
   MARGIN                                  (4.7) %               0.1  %

CONSOLIDATED
Net sales                            $  299,520           $  290,919            3.0%
Gross profit                             89,926               81,300           10.6%
   MARGIN                                  30.0  %              27.9  %
Income from operations                   37,415               33,884           10.4%
   MARGIN                                  12.5  %              11.6  %



                          COLUMBUS MCKINNON CORPORATION
                                 ADDITIONAL DATA

                                                    SEPTEMBER 30, 2007         OCTOBER 1, 2006           MARCH 31, 2007
                                                    ------------------         ---------------           --------------

BACKLOG (IN MILLIONS)
   Products segment                                     $    58.4                $    54.9                 $    53.2
   Solutions segment                                    $    15.7                $     4.4                 $     9.6

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                                    58.1 days                59.6 days                 56.4 days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)                           4.6 turns                4.9 turns                 5.8 turns
DAYS' INVENTORY                                              78.6 days                74.5 days                 62.8 days

TRADE ACCOUNTS PAYABLE
   days payables outstanding                                 29.6 days                35.6 days                 29.1 days

WORKING CAPITAL AS A % OF SALES                              21.3 %                   20.0 %                    20.1 %

DEBT TO TOTAL CAPITALIZATION PERCENTAGE                      36.6 %                   44.0 %                    41.6 %
DEBT, NET OF CASH, TO TOTAL CAPITALIZATION                   27.3 %                   40.4 %                    33.8 %






                               SHIPPING DAYS BY QUARTER

                          Q1       Q2       Q3       Q4        TOTAL
                          --       --       --       --        -----

                FY08      63       63       60       63         249

                FY07      63       63       59       64         249







                                       ###


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